Exhibit 99.1

World Point Terminals, LP Announces Increased Revenues, Adjusted EBITDA and Net Income for the Year Ended December 31, 2015

•	Revenues increased 7% compared to the year ended December 31, 2014
•	Adjusted EBITDA increased 10% compared to the year ended December 31, 2014
•	Net income increased 2% compared to the year ended December 31, 2014

ST. LOUIS, Missouri, March 29, 2016 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the year ended December 31, 2015.

“I am pleased with the operating performance and full year financial results”, said Ken Fenton, President and Chief Operating Officer of WPT GP, LLC, the general partner of the Partnership. “2015 was a challenging year, but our conservative business strategy left us well poised to overcome those challenges. We have grown the business steadily over the last year, both in terms of returning tank capacity to service at our Mobile terminals and building relationships with new and existing customers. As a result, 91% of our terminal capacity is currently in service and under contract.”

Financial Summary

A summary of the financial results for the year ended December 31, 2015 compared to the year ended December 31, 2014, includes:

•	Revenues for the year ended December 31, 2015 increased by $6.0 million, or 7%, compared to the year ended December 31, 2014.
o	Base storage services fees increased by $5.7 million, or 8%, from the year ended December 31, 2014, primarily as a result of the addition of the Blakeley Island and Chickasaw terminals in the second quarter of 2014, and the addition of the Greensboro terminal in the first quarter of 2015, partially offset by reduced base storage fees at the Galveston terminal.
o	Excess storage fees decreased by $0.3 million, or 30%, from the year ended December 31, 2014.
o	Ancillary and additive services fees increased by $0.6 million, or 4%, from the year ended December 31, 2014, primarily as a result of the addition of the Blakeley Island and Chickasaw terminals in the second quarter of 2014, the addition of the Greensboro terminal in the first quarter of 2015 and additional polymer processing activity at the Granite City terminal, partially offset by reduced customer activity at the Galveston terminal.
•	Operating expenses for the year ended December 31, 2015 increased by $1.6 million, or 6%, compared to the year ended December 31, 2014. This increase was primarily attributable to a (i) $1.4 million increase in labor costs due to the acquisition of the Chickasaw, Blakeley Island, Greensboro and Salisbury terminals and normal wage increases, (ii) $0.5 million increase in property taxes, (iii) $0.3 million increase in insurance premiums and (iv) $0.3 million increase in repairs and maintenance due to periodic tank cleanings and repairs, offset by a $0.4 million decrease in utility costs due to lower natural gas cost used for heating and a $0.5 million decrease in other expenses including a (i) $0.4 million decrease in wharfage fees at the Galveston terminal, (ii) $0.2 million decrease in fuel additive costs, offset by a $0.1 million increase in tax and license expense.

•	Selling, general and administrative expenses for the year ended December 31, 2015 decreased by $0.9 million, or 13%, compared to the year ended December 31, 2014. Selling, general and administrative expenses decreased primarily as a result of a $0.9 million decrease in IPO expenses incurred in connection with final documentation of the collateral package for our credit facility, a $0.3 million decrease in professional fees for acquisition diligence, a $0.3 million decrease in legal fees and a $0.2 million decrease in partnership filing fees, offset by a $0.6 million increase in unit based compensation and a $0.2 million increase in administrative expense.
•	Depreciation and amortization expense for the year ended December 31, 2015 increased by $5.3 million, or 26%, compared to the year ended December 31, 2014. This increase is primarily due to (i) normal capital expenditures, (ii) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014, and (iii) the acquisition of the Greensboro terminal in the first quarter of 2015.
•	Income from joint venture for the year ended December 31, 2015 increased $0.4 million, or 72% compared to the year ended December 31, 2014 resulting from the Partnership’s investment in the Cenex joint venture. The increase is attributable to the addition of three tanks totaling approximately 236,000 barrels of storage capacity at Cenex during 2015.
•	Interest expense for the year ended December 31, 2015 decreased slightly compared to the year ended December 31, 2014.
•	Interest and dividend income for the year ended December 31, 2015 increased $0.1 million compared to the year ended December 31, 2014. This increase was attributable to increased amounts of short-term investments during the first half of 2015.
•	Gain (loss) on investments for the year ended December 31, 2015 increased $0.1 million compared to the year ended December 31, 2014. The increase was primarily attributable to a $0.2 million decrease in the loss on sale of investments, offset by a $0.1 million decrease in mark-to-market gain on investment.
•	Income tax expense for the year ended December 31, 2015 increased slightly compared to the year ended December 31, 2014.
•	Net income for the year ended December 31, 2015 increased by $0.6 million compared to the year ended December 31, 2014.
•	Adjusted EBITDA, as defined by the Partnership, increased $5.8 million for the year ended December 31, 2015 compared with the year ended December 31, 2014.

Attachment A to this communication contains selected financial information from the Partnership’s Statements of Operations and Balance Sheets for each of the years ended December 31, 2015, 2014, 2013 and 2012.

Non-GAAP Financial Measure

In addition to the GAAP results provided in our annual report on Form 10-K, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items, such as the IPO expenses.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the three years ended December 31, 2015, 2014 and 2013.

Operational Update

During 2014, some customers did not renew their contracts. As a result, approximately 580,000 barrels of tankage was placed under “spot” (month-to-month) contracts at the Galveston terminal. As of December 31, 2015, 518,000 barrels of tankage remain under spot contracts at the Galveston terminal. There is no certainty that we will be able to keep those tanks under contract throughout 2016. In addition, there is no certainty that contracts expiring in 2016 will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership.

Filing of Annual Report on Form 10-K

World Point Terminals, LP filed its Annual Report on Form 10-K with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on March 29, 2016. Unitholders may obtain a hard copy of the Annual Report on Form 10-K containing the Partnership’s complete audited financial statements for the year ended December 31, 2015 free of charge by contacting World Point Terminals, LP, Attention: Investor Relations, 8235 Forsyth Blvd., Suite 400, St. Louis, MO 63105 or by phoning (314) 854-8366.

Conference Call and Webcast

World Point Terminals, LP previously announced that it would host an investment-community conference call on Wednesday, March 30, 2016, beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time) to discuss financial results.

Individuals interested in participating in the conference call may do so by dialing (877) 249-0285 for domestic callers, or (678) 971-2071 for international callers and entering the conference ID number 78865954. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Partnership’s website at www.worldpointlp.com.

A replay of the webcast and call will begin approximately two hours after the live call has ended. The webcast replay will be available on the Investor Relations section of the Partnership website for 90 days. The telephone replay will be available for 48 hours by dialing (800) 585-8367 for domestic callers, or (404) 537-3406 for international callers, and entering the conference ID number 78865954.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership’s storage terminals are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

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Contacts:

Liz McGee

Phone: (314) 854-8366

www.worldpointlp.com

Attachment A: Selected Financial Data

	For the Years Ended December 31,
	2015	2014	2013	2012
				Predecessor
	(In thousands except unit data)
Statements of Operations Data:
Revenues
Third parties	$59,082	$56,675	$55,186	$52,591
Affiliates	37,044	33,488	28,634	21,518
	96,126	90,163	83,820	74,109
Operating costs, expenses and other:
Operating expenses	26,074	26,592	23,363	18,318
Operating expenses reimbursed to affiliates	5,177	3,015	4,449	5,790
Selling, general and administrative expenses	4,216	5,247	3,883	1,385
Selling, general and administrative expenses reimbursed to affiliates	2,053	1,958	2,194	1,338
Depreciation and amortization	25,733	20,441	18,222	15,363
Income from joint venture	(836)	(485)	(198)	-
Loss on disposition of assets	(5)	181	-	476
Total operating costs, expenses and other	62,412	56,949	51,913	42,670

Income from operations	33,714	33,214	31,907	31,439

Other income (expense)
Interest expense	(828)	(849)	(443)	(498)
Interest and dividend income	288	230	183	135
Gain on investments and other-net	103	47	142	368
Income before income taxes	33,277	32,642	31,789	31,444
(Benefit)/provision for income taxes	148	124	(573)	524
NET INCOME	33,129	32,518	32,362	30,920

Net income attributable to noncontrolling interest	-	-	(543)	(867)
Net income attributable to shareholder/unitholders	$33,129	$32,518	$31,819	$30,053
Less Predecessor net income prior to August 14, 2013			17,921
Net income from August 14, 2013 to December 31, 2013 attributable to unitholders			$13,898

Basic and diluted earnings per unit attributable to unitholders
Common(1)	$0.95	$0.98	$0.42
Subordinated(1)	$0.95	$0.98	$0.42
Distributions per unit for the post IPO period	$1.2000	$1.2000	$0.4565

Balance Sheet Data (at period end):
Property, plant and equipment, net	$171,488	$143,172	$137,479	$116,440
Total assets	$206,423	$181,775	$185,117	$134,151
Total liabilities	$11,382	$11,757	$21,213	$15,721
Total partners’ / shareholder’s equity	$195,041	$170,018	$163,904	$118,430

(1)	The basic and diluted earnings per unit for the year ended December 31, 2013 represents earnings for the portion of the year from the date the IPO closed on August 14, 2013 through December 31, 2013.

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Years Ended December 31,
	2015	2014	2013
Reconciliation of Net Income to Adjusted EBITDA:
Net income attributable to unitholders / shareholder	$33,129	$32,518	$31,819
Depreciation and amortization	25,733	20,441	18,222
Depreciation and amortization – CENEX joint venture	495	273	113
Provision (benefit) for income taxes	148	124	(573)
Interest expense and other	828	849	443
IPO expenses	-	903	3,606
Interest and dividend income	(288)	(230)	(183)
Equity based compensation expense	2,544	1,933	163
(Gain) loss of investments and other - net	103	47	(142)
Adjusted EBITDA	$62,692	$56,858	$53,468

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